Exhibit 99.1

FINANCIAL CONTACT: JUSTIN STRICKLAND  803-223-6410

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com

Southern First Reports Results for Second Quarter of 2011

Greenville, South Carolina, July 26, 2011 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the second quarter of 2011 was $628 thousand compared to $94 thousand for the second quarter of 2010.  After dividends paid to the US Treasury on our preferred stock, net income available to the common shareholders was $306 thousand as compared to a net loss available to the common shareholders for the second quarter of 2010 of $238 thousand.

Second Quarter 2011 Highlights

•         Second Quarter earnings improved to $628 thousand from $94 thousand in prior year

•         Nonperforming assets improved for the fourth straight quarter to 1.73% from 2.40% in prior year

•         Annualized net charge-offs of 0.36% for 2011 compared to 1.08% for 2010

•         Net interest margin increased to 3.28%, an increase for the fourth consecutive quarter

•         Total retail deposits surpass $500 million mark representing a 25% annualized growth rate

“We are proud of our company’s accomplishments during the second quarter as our earnings momentum is clearly visible,” stated Art Seaver, the company’s CEO. “Our team’s relentless focus on asset quality and the resulting decrease in credit costs is the primary driver of our improved performance. Nonperforming assets have declined for the fourth straight quarter and total year to date credit costs have declined by 35% from the same period in 2010. While the overall environment remains difficult, our increase in net interest income, expansion of our margin, and declining credit costs have significantly improved the performance of our company.”

	Quarter Ended
	June 30,		March 31,	December 31,
	2011	2010	2011	2010
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.73%	2.40%	1.95%	2.03%
Net charge-offs as a percentage of average loans (annualized)	0.36%	1.08%	0.51%	0.86%
Allowance for loan losses as a percentage of total loans	1.51%	1.44%	1.45%	1.47%
Allowance for loan losses as a percentage of nonperforming loans	85.47%	67.62%	76.56%	89.92%
Capital Ratios (1):
Total risk-based capital ratio	13.44%	12.79%	13.35%	13.41%
Tier 1 risk-based capital ratio	12.19%	11.54%	12.10%	12.16%
Leverage ratio	9.74%	9.36%	9.95%	9.82%
Tangible common equity (2)	6.07%	6.03%	5.91%	6.01%
Earnings ($ in thousands):
Net income	$628	94	537	441
Net income (loss) to common shareholder	306	(238)	208	108
Earnings (loss) per common share (4)	0.09	(0.07)	0.06	0.03
Other ($ in thousands):
Net interest margin (tax-equivalent)(3)	3.28%	2.79%	3.18%	3.03%
Retail deposits	$505,101	430,723	486,067	449,938
Total assets	758,102	741,391	760,139	736,490
(1) June 30, 2011 ratios are preliminary.
(2) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(3) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(4) Common shares and earnings per share for the 2010 period have been restated to reflect the 10% stock dividend in 2011.

Net income for the six months ended June 30, 2011 was $1.2 million compared to $113 thousand for the six months ended June 30, 2010.  After dividends paid to the US Treasury on our preferred stock, net income available to the common shareholders was $514 thousand for the six month period in 2011 compared to a net loss available to the common shareholders of $560 thousand for the same period in 2010.

Nonperforming assets decreased to $13.1 million or 1.73% of total assets as of June 30, 2011.  Of the $13.1 million in total nonperforming assets, nonperforming loans represent $10.2 million and other real estate owned represents $2.9 million.  During the first six months of 2011, the company recorded $1.0 million in net charge-offs, or 0.36% of average loans on an annualized basis.

During the second quarter of 2011, the company recorded total credit costs of $1.2 million compared to $2.3 million during the second quarter of 2010.  Of the $1.2 million in credit costs, $650 thousand related to the provision for loan losses while $548 thousand related to losses on the sale of other real estate owned.  Comparatively, the company recorded a loan loss provision of $2.3 million and expenses related to real estate owned activity of $19 thousand during the same period in 2010.  For the six months ended June 30, 2011, total credit costs were $2.4 million consisting of a $1.4 million provision for loan losses and $1.0 million related to losses on the sale of other real estate owned and related activity.  Total credit costs were $3.7 million during the six months ended June 30, 2010 and related primarily to a $3.7 million provision for loan losses.  The company’s reserve for loan losses was $8.7 million, or 1.51%, of loans at June 30, 2011 which provides approximately 85% coverage of non-performing loans.

Total retail deposits increased $74.4 million to $505.1 million at June 30, 2011 compared to June 30, 2010.  The increase in retail funding continued to enable the company to reduce its wholesale funding by over $54 million during the last twelve month period. Brokered deposits now represent only 6.8% of total funding for the bank.

Net interest margin for the second quarter of 2011 improved to 3.28% from 3.18% for the first quarter of 2011 and from 2.79% for the second quarter of 2010.  The net interest margin for the first six months of 2011 was 3.23% compared to 2.81% for the six months ended June 30, 2010.

Noninterest income was $618 thousand and $1.6 million, respectively, for the three months ended June 30, 2011 and 2010.  For the six months ended June 30, 2011 and 2010, noninterest income was $1.2 million and $2.2 million, respectively.  The decreases in noninterest income for the three and six month periods related primarily to a $1.1 million gain on sale of investment securities during the second quarter of 2010.  In addition, our noninterest expense was $4.9 million and $4.1 million, respectively, for the three months ended June 30, 2011 and 2010.  Noninterest expense for the six month periods ended June 30, 2011 and 2010 was $9.3 million and $8.1 million, respectively.  The increase in noninterest expense during the three and six month periods related primarily to increased costs associated with selling and maintaining our other real estate owned.

Shareholders’ equity totaled $60.8 million as of June 30, 2011, an $836 thousand increase from the same period in 2010. With a tier 1 leverage ratio of 9.74% and total risk based capital ratio of 13.44%, the company’s capital ratios exceed the regulatory requirements for a “well capitalized” institution.

Total assets were $758.1 million at June 30, 2011, a 2.3% increase over total assets of $741.4 million at June 30, 2010. Total loans were $578.0 million as of June 30, 2011, a slight decrease compared to June 30, 2010.  The modest increase in assets during the twelve months ended June 30, 2011 is primarily a result of an increase in cash of $24.4 million, partially offset by decreases of $2.7 million in loans and $2.6 million in other real estate owned.

The company’s book value per common share was $13.25 as of June 30, 2011, while the closing stock price on that day as reported on The NASDAQ Global Market was $8.50 per share.

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Quarter Ended		2nd Qtr	Six Months Ended		YTD
	June 30,		2011-2010	June 30,		2011-2010
	2011	2010	% Change	2011	2010	% Change
Earnings Summary
Interest income	$8,887	8,942	-0.6%	17,492	17,799	-1.7%
Interest expense	3,085	4,045	-23.7%	6,289	8,121	-22.6%
Net interest income	5,802	4,897	18.5%	11,203	9,678	15.8%
Provision for loan losses	650	2,300	-71.7%	1,375	3,700	-62.8%
Noninterest income	618	1,604	-61.0%	1,174	2,158	-45.6%
Noninterest expense	4,855	4,130	18.1%	9,322	8,122	14.8%
Income before provision for income taxes	915	71	1188.7%	1,680	14	11900.0%
Income tax expense (benefit)	287	(23)	1347.8%	515	(99)	620.2%
Net income	628	94	568.1%	1,165	113	931.0%
Preferred stock dividends	216	216	0.0%	432	433	-0.2%
Discount accretion	106	116	-8.6%	219	240	-8.8%
Net income (loss) available to common shareholders	$306	(238)	-228.6%	514	(560)	191.8%

Basic weighted average common shares (4)	3,474	3,457	0.5%	3,470	3,450	0.6%
Diluted weighted average common shares (4)	3,554	3,457	2.8%	3,550	3,450	2.9%

Earnings (loss) per common share - Basic (4)	$0.09	(0.07)	-228.6%	0.15	(0.16)	191.7%
Earnings (loss) per common share - Diluted (4)	0.08	(0.07)	-214.3%	0.14	(0.16)	187.5%
(4) Common shares and earnings per share for the 2010 period have been restated to reflect the 10% stock dividend in 2011.

			YTD
	June 30,		2011-2010	March 31,	December 31,
	2011	2010	% Change	2011	2010
Balance Sheet Highlights
Assets	$758,102	741,391	2.3%	760,139	736,490
Investment securities	93,865	94,524	-0.7%	69,184	72,853
Loans	577,980	580,707	-0.5%	579,554	572,392
Allowance for loan losses	8,719	8,352	4.4%	8,388	8,386
Noninterest bearing deposits	57,737	48,000	20.3%	50,421	46,815
Interest bearing deposits	498,712	488,331	2.1%	509,633	489,481
Total deposits	556,449	536,331	3.8%	560,054	536,296
Other borrowings	122,700	126,700	-3.2%	122,700	122,700
Junior subordinated debentures	13,403	13,403	0.0%	13,403	13,403
Shareholders’ equity	60,755	59,919	1.4%	59,796	59,216
Common Stock
Book value per share	$13.25	12.94	2.4%	12.96	12.80
Stock price:
High	8.50	8.04	5.7%	8.59	7.05
Low	7.61	6.36	19.7%	6.78	5.45
Period end	8.50	6.59	29.0%	7.99	6.78
Other
Return on average assets (5)	0.31%	0.03%	933.3%	0.29%	0.12%
Return on average equity (5)	3.89%	0.37%	951.4%	3.63%	1.47%
Loans to deposits	103.87%	108.27%	-4.1%	103.48%	106.73%
Efficiency ratio (6)	66.77%	75.65%	-11.7%	66.73%	69.70%
Team members	113	111	1.8%	106	104
(5) Annualized based on quarterly earnings.
(6) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset Quality Measures - Unaudited

(Dollars in thousands)

			YTD
	June 30,		2011-2010	March 31,	December 31,
	2011	2010	Change	2011	2010
Nonperforming Assets
Loans:
Real estate	$6,479	10,291	-37.1%	7,995	7,194
Commercial business	3,701	2,057	79.9%	2,955	2,125
Consumer other	21	4	425.0%	6	7
Total nonperforming loans	10,201	12,352	-17.4%	10,956	9,326
Other real estate owned	2,934	5,471	-46.4%	3,873	5,629
Total nonperforming assets	$13,135	17,823	-26.3%	14,829	14,955

Nonperforming assets to total assets	1.73%	2.40%	-27.9%	1.95%	2.03%
Nonperforming assets to total loans	2.27%	3.07%	-26.0%	2.56%	2.61%
Nonperforming loans to total loans	1.77%	2.13%	-17.0%	1.89%	1.63%

Loans past due 30 days and accruing interest	$2,365	4,857	-51.3%	7,732	5,548
As a percentage of total loans	0.41%	0.84%	-51.1%	1.34%	0.96%

	Quarter Ended		2nd Qtr	Six Months Ended		YTD
	June 30,		2011-2010	June 30,		2011-2010
	2011	2010	Change	2011	2010	Change
Allowance for Loan Losses
Balance, beginning of period	$8,388	7,937	5.7%	8,386	7,760	8.1%
Loans charged-off	(385)	(2,006)	-80.8%	(1,109)	(3,229)	-65.7%
Recoveries of loans previously charged-off	66	121	-45.5%	67	121	-44.6%
Net loans charged-off	(319)	(1,885)	-83.1%	(1,042)	(3,108)	-66.5%
Provision for loan losses	650	2,300	-71.7%	1,375	3,700	-62.8%
Balance, end of period	$8,719	8,352	4.4%	8,719	8,352	4.4%

Allowance for loan losses to gross loans	1.51%	1.44%	4.9%	1.51%	1.44%	4.9%
Allowance for loan losses to nonperforming loans	85.47%	67.62%	26.4%	85.47%	67.62%	26.4%
Net charge-offs to average loans (annualized)	0.22%	1.30%	-83.0%	0.36%	1.08%	-66.7%

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, N.A., the 7th largest bank headquartered in South Carolina; which also does business as Greenville First Bank, N.A. in Greenville County.  Since 1999 Southern First Bancshares has been providing financial services and now operates in 6 locations in the Greenville and Columbia markets of South Carolina.  Southern First Bancshares has assets of approximately $758 million and its stock is traded under the symbol SFST in the NASDAQ Global Market.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.